Exhibit (a)(8)

April 21, 2011

Dear McCormick & Schmick’s Team,

Last night our office sent you a formal notice of our response to Landry’s unsolicited offer to purchase M&S. Today, Doug Schmick, Bill McCormick and I wanted to send you a follow-up letter expressing our sincere appreciation for all of your hard work and reiterating our commitment to you.

First, we want to let you know how much we appreciate the effort that each of you puts into making M&S the great company that it is. For 39 years, our operating teams have made our guests happy by consistently delivering outstanding food with a very high level of service and hospitality. We know that it takes a team of dedicated employees to make each meal an outstanding experience for each guest. You deliver on that day in and day out – and for that, we are very thankful to all of you.

Second, you should feel comfortable and confident that our Board of Directors is committed to doing what is in the best interests of our stockholders and our company. A restaurant company can only be successful if it is committed to its employees. As we continue to review all our options with our advisors, we will strive for an outcome that respects and appreciates the efforts of each of you.

Lastly, we want you to know that we are committed to continuing to do everything in our power to provide you with the necessary tools, training and support so you can better deliver an outstanding experience to our guests. As you know, we are committed to revitalizing our brand, and we will continue to support our hospitality initiatives, service programs and guest satisfaction efforts. We will achieve this through exciting new items coming from our culinary program, expanded connection to our guests through social and traditional marketing vehicles, continued emphasis on our private event business and ongoing facility upgrades.

We have had early success in all of these areas, including the investments we have made in a number of our facilities. It is this success which reinforces our belief that we should accelerate the investment in these programs. And we know that it is not the investment in our facilities that drives improved results – these investments merely provide our great team members with the opportunity to sell a better total experience to our guests. It’s clear from our initial results that you are making this happen!

In addition, to support you further, we will continue to invest in training initiatives across the company so that you and your fellow team members can provide the world-class experience that we know each and every one of you wants to deliver to our guests.

Again, thank you for everything that you do for M&S. We will continue to keep you apprised as developments occur. The one thing that we will ask from you during this time is to continue to do what our great team at M&S has done for the past four decades – make our guests happy!

Sincerely,

/s/ Bill Freeman, Bill McCormick and Doug Schmick

Bill Freeman, Bill McCormick and Doug Schmick

P.S. By the way, you will see a lot of legal language on letters to all employees like this until the process is over. Please understand that we wrote the letter you see above, and the thoughts and feelings come not from a lawyer’s pen, but from our heart!

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Tilman J. Fertitta, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the registrant (when available) through the SEC’s Electronic Data Gathering and Retrieval database at http://www.sec.gov., or at the registrant’s website, http://www.mccormickandschmicks.com by clicking on the “Investor Relations” tab.

Forward Looking Statements

Certain statements contained in this release constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance or assurances of an expected course of action, and therefore, readers should not put undue reliance upon them. Some of the statements that are forward-looking include statements of belief or intent predicated on the Company’s expectations for future revenues and strategic opportunities. There are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this release, factors that can cause such changes include our ability to respond timely and in accordance with the laws applicable to the Company and its Board of Directors. The Company’s business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2010. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.